Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BY AND AMONG

CANO PETROLEUM, INC.,

AS SELLER

AND

LEGACY RESERVES OPERATING LP,

AS BUYER

AND

PANTWIST, LLC,

AS THE COMPANY

TABLE OF CONTENTS

PAGE
1.	PURCHASE AND SALE.	1
1.1	Purchase of the Membership Interests.	1
1.2	Excluded Assets and Liabilities.	1
2.	PURCHASE PRICE.	1
2.1	Base Purchase Price.	1
2.2	Deposit.	1
2.3	Certain Definitions.	2
2.4	Adjustments to the Base Purchase Price	3
2.5	Allocation	4
3.	CLOSING.	5
3.1	Closing	5
3.2	Delivery by Seller	5
3.3	Delivery by Buyer	5
3.4	Further Cooperation	6
4.	ACCOUNTING ADJUSTMENTS.	6
4.1	Closing Adjustments	6
4.2	Strapping and Gauging	6
4.3	Taxes.	6
4.4	Post-Closing Adjustments.	7
4.5	Suspended Funds	8
4.6	Audit Adjustments	8
4.7	Cooperation	8
5.	DUE DILIGENCE: TITLE MATTERS.	8
5.1	General Access.	8
5.2	Defensible Title	9
5.3	Defect Letters.	10
5.4	Effect of Title Defect.	12
5.5	Consents	13
6.	ENVIRONMENTAL ASSESSMENT.	14
6.1	Physical Condition of the Oil and Gas Properties.	14
6.2	Inspection and Testing.	15
6.3	Notice of Adverse Environmental Conditions	16
6.4	Rights and Remedies for Adverse Environmental Conditions.	16
6.5	Remediation by Seller	18
7.	REPRESENTATIONS AND WARRANTIES OF SELLER.	19
7.1	Seller’s Representations and Warranties	19
7.2	Scope of Representations of Seller.	26
8.	REPRESENTATIONS AND WARRANTIES OF BUYER.	28
8.1	Buyer’s Representations and Warranties	28
9.	CERTAIN AGREEMENTS OF SELLER	29
9.1	Maintenance of Oil and Gas Properties	29
9.2	Conduct of Business of the Company.	29

Page i

9.3	Records and Audit Rights	31
9.4	Reasonable Efforts; Notification.	32
9.5	Payment of Indebtedness	32
9.6	Insider Debt and Liabilities	32
9.7	Operation of Oil and Gas Properties	33
10.	CERTAIN AGREEMENTS OF BUYER	33
10.1	Plugging Obligation	33
10.2	Plugging Bond	33
10.3	Seller’s Logos	33
10.4	Like-Kind Exchanges	33
11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	34
11.1	No Litigation	34
11.2	Representations and Warranties	34
11.3	Operations	34
11.4	Due Diligence	34
11.5	Releases	34
11.6	Release of Indebtedness and Liens	34
12.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	34
12.1	No Litigation	34
12.2	Representations and Warranties	34
13.	TERMINATION.	35
13.1	Causes of Termination	35
13.2	Effect of Termination.	35
14.	INDEMNIFICATION.	36
14.1	Indemnification by Seller	36
14.2	Indemnification by Buyer	38
14.3	Physical Inspection	38
14.4	Notification	39
15.	TAX MATTERS.	39
16.	MISCELLANEOUS.	40
16.1	Casualty Loss.	40
16.2	Confidentiality.	41
16.3	Notices	42
16.4	Press Releases and Public Announcements	42
16.5	Compliance with Express Negligence Test	42
16.6	Governing Law	43
16.7	Exhibits	43
16.8	Fees and Expenses	43
16.9	Assignment	43
16.10	Entire Agreement	43
16.11	Severability	43
16.12	Captions	43
16.13	Time of the Essence	43
16.14	Counterpart Execution	44

Page ii

EXHIBITS

A           Leases and Land
B           Wells and Allocation of the Purchase Price
C           Equipment
D           Excluded Assets

SCHEDULES

7.1(E)                      AFE’s
7.1(G)                      Pending Litigation
7.1(K)                      Material Agreements
7.1(M)                      Consents and Preferential Purchase Rights
7.1(AA)                      Insurance
7.1(BB)                      Bank Accounts
7.1(EE)                      Related Party Transactions
7.1(FF)                      Payout Balances
7.1(II)                      Non-Competition Commitments

Page iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 5th day of September, 2008, by and among CANO PETROLEUM, INC., a Delaware corporation (“Seller”), LEGACY RESERVES OPERATING LP, a Delaware limited partnership (“Buyer”), and PANTWIST, LLC, a Texas limited liability company (the “Company”).  Buyer, Seller and the Company are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.	The Company is a Texas limited liability company with its principal executive offices at 801 Cherry Street, Unit 25, Suite 3200, Fort Worth, Texas.

B.	Seller owns all of the issued and outstanding membership interests of the Company (the “Membership Interests”), constituting all of the equity interests and ownership of the Company.

C.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the Membership Interests pursuant to the terms hereof.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, Buyer and Seller agree as follows:

1.           PURCHASE AND SALE.

1.1           Purchase of the Membership Interests.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller agrees to sell and convey to Buyer, free and clear of all Encumbrances, and Buyer agrees to purchase and accept from Seller, all of the Membership Interests.

1.2           Excluded Assets and Liabilities.  The assets (“Excluded Assets”) and liabilities of the Company described on Exhibit D are excluded from this purchase and shall be distributed or transferred to, or assumed by, Seller or a designee of Seller immediately prior to Closing pursuant to appropriate documents approved in advance by Buyer.  Seller or its designee to whom any of the foregoing assets are distributed or transferred shall expressly assume all liabilities and obligations related to the foregoing.

2.           PURCHASE PRICE.

2.1           Base Purchase Price.  The purchase price for the Assets is Forty Two Million Seven Hundred Thousand Dollars ($42,700,000) (the “Base Purchase Price”).

2.2           Deposit.  Within three (3) days of the execution of this Agreement, Buyer shall deliver to Seller, in cash by wire-transfer in immediately available funds to an account designated by Seller, a Deposit in an amount equal to Two Million One Hundred Thirty Five Thousand ($2,135,000) (such amount together with all accrued interest thereon, the “Deposit”).  Prior to Closing, the Deposit shall be maintained by Seller in an interest bearing account.  The Deposit shall be distributed to Seller and credited to the Base Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to

Article 13.  In the event the Deposit is not delivered to Seller as prescribed, this Agreement shall terminate.

2.3           Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings (other capitalized terms are defined throughout this Agreement):

(A)	“Oil and Gas Properties” means (in each case other than the Excluded Assets)

(i)
all of the Company’s right, title and interest in, to and under the oil, gas and/or mineral  leases described on Exhibit A attached hereto (the “Leases”), whether or not such interests are accurately or completely described on Exhibit A, and all of the Company’s oil and gas leasehold, mineral, royalty, overriding royalty, surface or other interests in the lands covered by the Leases or in the lands described on Exhibit A (collectively, the “Land”), together with all the property and rights incident thereto, including without limitation all of the Company’s rights in, to and under all operating agreements; pooling, communitization and unitization agreements; farmout agreements; joint venture agreements; product purchase and sale contracts; transportation, processing, treatment or gathering agreements; leases; permits (the “Permits”); rights-of-way (the “Rights-of-Way”); surface use agreements; surface leases; surface estates; easements (the “Easements”); licenses; options; declarations; orders; contracts; and instruments in any way relating to the Leases or Land;

(ii)
all of the Company’s right, title and interest in and to the wells situated on or used in conjunction with operations on the Leases and/or Land or on land pooled, communitized or unitized therewith (“Pooled Land”), including, without limitation, all producing, non-producing, injection, disposal and water supply wells and the wells listed on Exhibit B attached hereto (collectively, the “Wells”);

(iii)
all of the Company’s right, title and interest in and to all of the personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Time on, appurtenant to or used or obtained by the Company in connection with the Leases, Land, Pooled Land or Wells or with the production, injection, treatment, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto, including, without limitation, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, all vehicles, rolling stock, pulling units, equipment leases, trailers, inventory in storage and storage yards located thereon or used in connection therewith, all of the equipment and other personal property described on Exhibit C attached hereto, and all other improvements or appurtenances thereunto belonging (collectively, the “Equipment”);

(B)	“Oil and Gas” means all of the oil and gas and associated hydrocarbons in and under or otherwise attributable to the Leases, Land, and Pooled Land or produced from the Wells; and

(C)	“Effective Time” means 7:00 a.m. (Central Time) on July 1, 2008.

(D)
“Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

2.4           Adjustments to the Base Purchase Price.  At Closing, appropriate adjustments to the Base Purchase Price shall be made as follows in accordance with Section 4.1 (as adjusted, the “Purchase Price”):

(A)	The Base Purchase Price shall be adjusted upward by:

(i)	the value of the Oil and Gas in inventory as of the Effective Time pursuant to Section 4.2;

(ii)	Property Taxes and Severance Taxes related to the Assets prepaid by Seller or the Company but attributable to the period following the Effective Time as determined pursuant to Section 4.3;

(iii)
an amount equal to the costs, expenses and other expenditures, excluding amounts paid for overhead, (whether capitalized or expensed) prepaid by the Company before the Effective Time in accordance with this Agreement that are attributable to the Oil and Gas Properties for the period from and after the Effective Time;

(iv)
for all operated Wells, a monthly overhead fee of $400, prorated for partial months, per active producing Well while Seller or its affiliate is operating the Oil and Gas Properties from and after the Effective Time;

(v)
an amount equal to the amount of proceeds derived from the sale of Oil and Gas net of royalties and severance taxes paid by the Company, actually received by the Company after the Effective Time and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time prior to the Effective Time; and

(vi)	any other amount agreed upon in writing by Seller and Buyer.

(B)	The Base Purchase Price shall be adjusted downward by:

(i)
an amount equal to the amount of proceeds derived from the sale of Oil and Gas, , net of royalties and severance taxes paid by the Company, actually received by the Company and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time from and after the Effective Time;

(ii)
an amount equal to all expenditures, liabilities and costs relating to the Oil and Gas Properties (other than Property Taxes and Severance Taxes related to the Oil and Gas Properties) that are unpaid as of the Closing Date and assessed for or attributable to periods of time or the ownership of production prior to the Effective Time regardless how such expenditures, liabilities and costs are calculated provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used;

(iii)
all amounts related to Title Defects as determined pursuant to Section 5.4, consents and preferential rights as determined pursuant to Section 5.5, Adverse Environmental Conditions as determined pursuant to Section 6.4, Exclusion Adjustments as determined pursuant to Sections 5.5 or 6.4, and Casualty Losses as determined pursuant to Section 15.1;

(iv)
Property Taxes and Severance Taxes related to the Oil and Gas Properties to be paid by the Company after the Effective Time but attributable to the period prior to the Effective Time as determined pursuant to Section 4.3;

(v)	the amount of the Deposit;

(vi)
an amount equal to any and all dividends, distributions or other payments of any kind made by the Company after the Effective Time to or for the benefit, directly or indirectly, of Seller or any of its Affiliates, including any costs or expenses related to this Agreement or the transactions contemplated hereby;

(vii)
an amount equal to all income, employment, franchise and other taxes, and penalties and interest related thereto, paid or payable by Company after the Effective Time but attributable to periods on or prior to the Effective Time;

(viii)
an amount equal to all other liabilities of the Company not otherwise included in an adjustment to the Base Purchase Price pursuant to this Section 2.4(B), excluding asset retirement obligations paid or payable after the Effective Time but attributable to periods on or prior to the Effective Time; and

(ix)	any other amount agreed upon in writing by Seller and Buyer.

(C)
Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time.  To the extent that Buyer collects any such receivable, refund or other amounts, then Buyer shall promptly remit any such amounts to Seller.

2.5            Allocation.  The Base Purchase Price shall be allocated to the Oil and Gas Properties as set forth in Exhibit B and Exhibit C.  The Parties agree that the values allocated to various portions of the Oil and Gas Properties, which are set forth on Exhibit B and Exhibit C (singularly with respect to each item, the “Allocated Value” and collectively, the “Allocated Values”), shall be binding on Seller and Buyer and shall be used only for the purposes of adjusting the Base Purchase Price pursuant to Sections 4.3 (relating to Taxes), 5.4 (relating to Title Defects), 15.1 (relating to Casualty Losses), and 6.4 (relating to Adverse

Environmental Conditions), and are not intended as a measure of value for any other purpose.

3.           CLOSING.

3.1           Closing.  The sale and purchase of the Membership Interests (“Closing”) shall be held at or before 9:00 a.m. on October 1, 2008 (“Closing Date”).  The Closing will take place at the offices of the Company, in Fort Worth, Texas.

3.2           Delivery by Seller.  At Closing, Seller shall deliver to Buyer:

(A)	An assignment of the Membership Interests and/or, as applicable, certificates representing the Membership Interests, duly endorsed (or accompanied by duly executed stock powers);

(B)
Except for the Excluded Assets, all personal property of the Company, including, without limitation, (i) all files and data (including those in electronic form or otherwise), contracts, records, and (ii) specifically, lease records, well records, and division order records; well files and prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells); contracts and contract files; correspondence; computer data files; micro-fiche data files; geological, geophysical and seismic records, interpretations, data, maps and information, production records, electric logs, core data, pressure data, decline curves and graphical production curves; and accounting records (all such items in (ii) are collectively referred to herein as the “Records”);

(C)	On or before the Closing Date, the written resignations of all officers, managers and employees of the Company;

(D)	Executed releases of any mortgages or financing statements in favor of any third party that may be currently encumbering the Oil and Gas Properties or any other assets of the Company;

(E)	An executed Closing Adjustment Statement;

(F)
Shareholder or member resolutions, as applicable, of the Company and Seller, certified by the secretary or other appropriate officer of the Company and Seller, authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and

(G)	Such other documents as Seller may reasonably request.

3.3           Delivery by Buyer.  At Closing, Buyer shall deliver to Seller:

(A)	The Purchase Price set forth in the Closing Adjustment Statement by wire transfer in immediately available funds, less the Deposit; and

(B)	An executed Closing Adjustment Statement.

3.4           Further Cooperation.  At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

4.           ACCOUNTING ADJUSTMENTS.

4.1           Closing Adjustments.  With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of this Article 4, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Base Purchase Price submitted by Seller.  Seller shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than three (3) business days prior to the scheduled Closing Date.  Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement.  Agreed adjustments shall be taken into account in computing any adjustments to be made to the Base Purchase Price at the Closing.  When available, actual figures will be used for the adjustments at Closing.  To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 4.4 below.

4.2           Strapping and Gauging.  Seller caused the Oil and Gas in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time.  Seller caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Leases to be read as of such time.  The Oil and Gas in such storage facilities above six inches or through the meters on the pipelines as of the Effective Time shall be allocated to the Seller and shall be valued based on the price actually paid for Oil and Gas produced from the Oil and Gas Properties for the month prior to the Effective Time, and the Oil and Gas placed in such storage facilities after the Effective Time and production upstream of the aforesaid meters shall belong to the Company and become part of the Oil and Gas Properties.  Buyer or Buyer’s representative shall have the option to witness the gauging by Seller.  To the extent, but only to the extent, the Company does not receive the sales proceeds from the sale of such stored Oil and Gas prior to Closing, the value of such shared Oil and Gas shall be an upward adjustment to the Base Purchase Price as provided in Section 2.4(A).  This provision should not apply to any Oil and Gas Properties that are not operated by the Company.  There shall be no settlement for Stock in Tanks on non-operated Oil and Gas Properties.

4.3           Taxes.

(A)
Property Taxes.  All ad valorem taxes, real property taxes, personal property taxes and similar obligations assessed on the Oil and Gas Properties (“Property Taxes”) shall be apportioned as of the Effective Time between Buyer and Seller.  Buyer shall cause the Company to file all required reports and returns incident to Property Taxes which are due on or after the Closing, and the Company shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns.  The Post-Closing Adjustment Statement shall settle all liability for Property Taxes, using estimates based on previous assessments to the extent current assessments are not known.

(B)
Sales Taxes, Filing Fees, Etc. The Base Purchase Price is net of any sales taxes or other transfer taxes.  Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees.  If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly reimburse Seller in full payment of the invoice.

(C)
Severance Taxes.  All production, severance or excise taxes, conservation fees and other similar taxes or fees (other than income taxes) payable on a current basis with respect to Oil and Gas produced and sold from the Assets (“Severance Taxes”) shall be allocated to Seller to the extent the production on which such taxes are based occurs prior to the Effective Time and shall be allocated to Buyer to the extent such production occurs after the Effective Time.

4.4           Post-Closing Adjustments.

(A)
A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual income and expenses shall be prepared and delivered by Seller to Buyer within ninety (90) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available.  Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement.

(B)
Within thirty (30) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Post-Closing Adjustment Statement.  If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(C)
If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item within thirty (30) days after Buyer’s receipt of the Post-Closing Adjustment Statement, any disputed accounting item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days.  The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties with respect to the accounting matters submitted and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution.  The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

(D)
After the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Purchase Price paid pursuant to the Closing Adjustment Statement and the actual Purchase Price set forth on the Post-Closing Adjustment Statement.

4.5           Suspended Funds.  At the Closing, Seller shall provide to Buyer a listing showing all third party proceeds from production attributable to the operated Leases which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds.  The Company shall be responsible for proper distribution of all the suspended proceeds, to the extent so identified by Seller, to the parties lawfully entitled to them and any claims related thereto, and the Company hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses arising out of or relating to those suspended proceeds and any claims related thereto after the Effective Time.  Seller shall be responsible and liable for, any claims, liabilities, losses, costs and expenses arising out of or relating to those suspended proceeds and any claims related thereto through the Closing Date and related to any suspended funds not identified by Seller as provided above.

4.6           Audit Adjustments.  Seller retains all rights to adjustments resulting from any operating agreement and other audit claims asserted against third party operators on transactions occurring prior to the Effective Time (which includes Buyer, if applicable).  Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

4.7           Cooperation.  Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Sections 4.4 and 4.6 hereof.

5.           DUE DILIGENCE: TITLE MATTERS.

5.1           General Access.

(A)
During reasonable business hours, Seller and the Company agree to grant Buyer physical access to the Oil and Gas Properties and other assets of the Company to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Oil and Gas Properties and other assets of the Company.  In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the Oil and Gas Properties and other assets of the Company and agrees to comply with all requirements of the operators of the Wells.  If Buyer or its agents prepares an environmental assessment of any of the Oil and Gas Properties and other assets of the Company, Buyer agrees to keep such assessment confidential.  In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify the Seller and the Company against all claims for injury to, or death of, persons or for damage to operations or property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer, except to the extent caused by Seller’s or the Company’s gross negligence or willful misconduct.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

(B)
Upon the execution of this Agreement, Seller and the Company shall give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Records and other books and records of the Company during regular office hours for any and all inspections and copying.

5.2           Defensible Title.  As used herein the term “Defensible Title” shall mean:

(A)	As to the Oil and Gas Properties, that record title of the Company which:

(i)
entitles the Company to receive not less than the interests shown in Exhibit B as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from or allocated to the Wells, all without reduction, suspension or termination during the life of such Wells except as stated in such Exhibit; and

(ii)
obligates the Company to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Wells not greater than the “Working Interest” shown in Exhibit B (without a proportionate increase in the Net Revenue Interest), all without increase during the life of such Wells except as stated in such Exhibit; and

(B)
That title of the Company to the Oil and Gas Properties is free and clear of liens, encumbrances and defects that materially and adversely affect the ownership, operation or use of the Oil and Gas Properties, except for Permitted Encumbrances.

(C)	As used herein, the term “Permitted Encumbrances” shall mean any one or more of the following:

(1)
Any lessor’s royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens reflected in the public records, if the net cumulative effect of the burdens does not operate to reduce the Net Revenue Interest of the Company below the interests described in Exhibit B;

(2)	Any increase in lessor’s royalty occasioned by the repeal or suspension of any governmental regulation providing for the reduction of royalty for wells producing below defined threshold amounts;

(3)	Division orders and production sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(4)
Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(5)
Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

(6)
All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(7)
Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(8)
All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Assets that are either (i) of record in the Company’s chain of title or (ii) reflected or referenced in the Records or (iii) included as Material Agreements on Schedule 7.1(K), to the extent the same do not decrease the Company’s Net Revenue Interests below the interests set forth on Exhibit B or increase the Company’s Working Interests above the interests set forth on Exhibit B;

(9)	Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(10)
All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules and orders of governmental authority;

(11)	Defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

(12)	All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities which results in an adjustment to the Base Purchase Price under Section 5.4.

(13)
All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Oil and Gas Properties that individually or in the aggregate are not such as to materially interfere with or affect the operation, value or use of any of the Oil and Gas Properties and have not prevented, and cannot reasonably be expected to prevent, the Company from receiving the proceeds of production from the affected Oil and Gas Properties.

5.3           Defect Letters.

(A)
Buyer may from time to time and no later than September 25, 2008, at 5:00 p.m., Central Time (the “Defect Notice Deadline”) notify Seller in writing (a “Notice”) of any matter which would cause title to all or part of the Oil and Gas Properties not to be Defensible Title (“Title Defect”).  There shall be no adjustment to the Base Purchase Price unless the aggregate Title Defect Values of all Title Defects exceed two percent (2%) of the Base Purchase Price (the “Title Defect Threshold”) (such amount being a threshold, not a deductible).  In order to provide Seller a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide the Notice as soon as reasonably possible after becoming aware of or making its determination of the Title Defect.

(B)
In the Notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered and the steps required to cure each Title Defect, include Buyer’s reasonable estimate of the Title Defect Value attributable to each, and include all data and information in Buyer’s possession or control bearing thereon.  Except for Title Defects arising by, through or under the Company, Buyer shall be deemed to have conclusively waived all Title Defects not disclosed to Seller in a Notice on or before the Defect Notice Deadline.

(C)	Upon timely delivery of a Notice by Buyer:

(i)
within three (3) business days after Seller’s receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Title Defects and/or the proposed Title Defect Values therefor (“Seller’s Response”).  If Seller does not agree with any claimed Title Defect and/or the proposed Title Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(ii)
within one (1) business day after Seller’s notice of its cure of a Title Defect, Buyer shall notify Seller whether Buyer agrees with Seller’s proposed cure of a Title Defect (“Buyer’s Response”).  All actions to attempt to cure a Title Defect shall be at Seller's expense.  If Buyer does not agree with any such cure, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(iii)
if the Parties cannot reach agreement concerning either the existence of a Title Defect, Seller’s proposed cure of a Title Defect, or a Title Defect Value within ten (10) days after Buyer’s receipt of Seller’s Response or Seller’s receipt of Buyer’s Response, as applicable, upon either Party’s request, the Parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Oil and Gas Properties are located (“Title Consultant”) to resolve all points of disagreement relating to Title Defects and Title Defect Values; provided that Seller or Buyer may elect to proceed to Closing with such Oil and Gas Property subject to the Title Defect becoming an Excluded Asset and adjust the Base Purchase Price in the amount of the Allocated Value and not submit such matter to arbitration;

(iv)
if at any time any Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the Parties.  The cost of any such Title Consultant shall be borne one hundred percent (100%) by the party that does not prevail.  Each Party shall present a written statement of its position on the Title Defect and/or Title Defect Value in question to the Title Consultant within five (5) days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements.  The determination by the Title Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction.  If necessary, the Closing Date shall be deferred until the Title Consultant has made a determination of the disputed issues with respect thereto; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the scheduled Closing Date in Section 3.1.  Once the Title Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Section 5.4 that Seller elects regarding each of the Oil and Gas Properties as to which the Title Consultant has made a determination.  In evaluating whether a Title Defect exists, due consideration shall be given to the length of time that the particular Oil and Gas Property has been producing Oil and Gas and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, working interest owners and/or purchasers engaged in the business of the exploration, development, and operation of oil and gas properties.

5.4           Effect of Title Defect.

(A)
In the event Buyer provides Seller with a timely Notice and the Title Defects are valid and exceed the Title Defect Threshold, for those Title Defects not cured by Closing, Seller may, at its sole discretion:

(i)	adjust the Base Purchase Price in the amount of the Title Defect Value of the Oil and Gas Property to which such Title Defect relates and proceed to Closing on all Oil and Gas Properties; or

(ii)
proceed with (a) Closing on those Oil and Gas Properties not affected by the valid Title Defects and such Oil and Gas Properties to which a Title Defect relates but for which Seller has elected to proceed to Closing with an adjustment of the Base Purchase Price in the amount of the Title Defect Value of such Oil and Gas Properties, and (b) defer Closing on those other Oil and Gas Properties to which a Title Defect relates and for which Seller has elected to attempt to cure such Title Defect and to not proceed to Closing, for which Buyer shall place into escrow an amount equal to the Allocated Values of the Oil and Gas Properties affected by the valid Title Defects, which withheld amount shall be paid to Seller when the Oil and Gas Property affected by any valid Title Defect is cured or the Title Defect is waived by Buyer and the affected Oil and Gas Property is conveyed from Seller to Buyer.  If neither of the above occurs and if Seller later determines it will not cure a Title Defect on or before thirty (30) days from the Closing Date, the amount in the escrow account attributable to such Title Defect will be returned to Buyer and such Oil and Gas Property affected by such Title Defect shall be deemed an Excluded Asset and be transferred to Seller or Seller’s designee pursuant to Section 1.2.

(B)	The diminution in value of an Oil and Gas Property attributable to a valid Title Defect (the “Title Defect Value”) notified in a Notice shall be determined by the following:

(i)
if the valid Title Defect asserted is that the actual Net Revenue Interest attributable to the producing or valued formation in any Oil and Gas Property is less than that stated in the applicable Exhibit, then the Title Defect Value is the product of the Allocated Value attributed to the affected formation(s) in such Oil and Gas Property, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in the applicable Exhibit and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit; or

(ii)
if the valid Title Defect represents an obligation, encumbrance, burden or charge upon the affected Oil and Gas Property (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of such Oil and Gas Property, the portion of the Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Oil and Gas Property, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(iii)	Notwithstanding the above, in no event shall the total of the Title Defect Values related to a particular Oil and Gas Property exceed the Allocated Value of such Oil and Gas Property.

(C)
If the aggregate value of (i) the Base Purchase Price adjustment for Title Defect Values plus (ii) the Allocated Value of Oil and Gas Properties which are excluded in lieu of cure or adjustment equals or exceeds ten percent (10%) of the Base Purchase Price, then by notice delivered prior to the Closing either Party may terminate this Agreement and neither Party shall have any further obligation to conclude the transaction contemplated by this Agreement.

5.5           Consents.  Seller shall cause the Company to use its best efforts to obtain all required consents.  If Buyer discovers other affected Oil and Gas Properties during the course of Buyer’s due diligence activities, Buyer shall notify Seller immediately and Seller shall cause the Company to use its best efforts to obtain such consents prior to Closing.

Except for consents and approvals which are customarily obtained post-Closing, if a necessary consent to assign any Lease has not been obtained as of the Closing, then (i) the portion of the Oil and Gas Properties for which such consent has not been obtained shall become an Excluded Asset conveyed to Seller or Seller’s designee at the Closing, (ii) the Allocated Value for that Oil and Gas Property shall not be paid to Seller, and (iii) Seller shall use best efforts to obtain such consent as promptly as possible following Closing.  If such consent has been obtained as of the date on which the Post-Closing Adjustment Statement becomes final, Seller shall convey the affected Oil and Gas Property to the Company effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Oil and Gas Property, less any proceeds from the affected Oil and Gas Property received by Seller attributable to the period of time after the Effective Time (calculated in accordance with Section 2.3).  If such consent has not been obtained or has not been waived by Buyer as of the date on which the Post-Closing Adjustment Statement becomes final, Seller shall elect either to (i) challenge in court the enforceability of such consent right, in which event the affected Oil and Gas Property shall be assigned to Seller as an Excluded Asset and a portion of the Purchase Price equal to the Allocated Value of the affected Oil and Gas Property shall be withheld by Buyer until such legal challenge is finally resolved by settlement or non-appealable court order, after which Seller shall convey the affected Oil and Gas Property to the Company under the terms of this Agreement and Buyer shall pay the Allocated Value for such Oil and Gas Property, less any proceeds received by Seller attributable to such Oil and Gas

Property for the period from and after the Effective Time (calculated in accordance with Section 2.3) or (ii)  deem the affected Oil and Gas Property an Excluded Asset and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of the affected Oil and Gas Property (with such adjustment being an “Exclusion Adjustment”).  Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

6.           ENVIRONMENTAL ASSESSMENT.

6.1           Physical Condition of the Oil and Gas Properties.

(A)
Buyer acknowledges that the Oil and Gas Properties have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations.  Physical changes in or under the Oil and Gas Properties or adjacent lands may have occurred as a result of such uses.  The Oil and Gas Properties also may contain previously plugged and abandoned wells, buried pipelines, storage tanks and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Oil and Gas Properties.  Upon consummation of the Closing Buyer shall be deemed to have assumed the risk of expense, claim, damage or liability arising from any such matter referred to in this section, including without limitation the risk that the Oil and Gas Properties may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation.  Upon consummation of the Closing the Company shall retain all responsibility and liability related to disposal, spills, waste or contamination on or below the Oil and Gas Properties.

(B)
In addition, Buyer acknowledges that some oil field production equipment located on the Oil and Gas Properties may contain asbestos and/or naturally-occurring radioactive material (“NORM”).  In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Oil and Gas Properties described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Oil and Gas Properties.  Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Oil and Gas Properties where it may be found, and that upon consummation of the Closing the Company shall be deemed to have retained all liability when such activities are performed

6.2           Inspection and Testing.

(A)
Prior to Closing, Buyer shall have the right, at its sole cost and risk, to review Seller’s or the Company’s Phase I environmental assessments of the Oil and Gas Properties, if any exist, and to conduct any further environmental assessment of the Oil and Gas Properties it deems appropriate, to the extent that Seller or the Company has the authority to grant such right to Buyer.  Buyer shall immediately provide to Seller any data obtained from such assessments, including any reports and conclusions.  Seller, the Company and Buyer shall keep all information relating to such assessments strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.

(B)
Buyer waives and releases all claims against Seller, the Company, their Affiliates, and each of their respective directors, officers, employees, agents, and other representatives and their successors and assigns (collectively, the “Seller’s Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer in Section 6.2(A) above or the activities of Buyer or its employees, agents or contractors on the Oil and Gas Properties pursuant to Section 6.2(A) above.  EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER’S GROUP, BUYER SHALL INDEMNIFY THE SELLER’S GROUP AGAINST AND HOLD THE MEMBERS OF THE SELLER’S GROUP HARMLESS FROM ANY AND ALL REASONABLE LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING REASONABLE ATTORNEY’S FEES, WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE OIL AND GAS PROPERTIES; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE OIL AND GAS PROPERTIES AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.

(C)
“Environmental Laws” means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment, habitat protection or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the National Environmental Policy Act, the Endangered Species Act, the Oil Pollution Act of 1990, and all regulations promulgated pursuant thereto.

6.3           Notice of Adverse Environmental Conditions.  No later than the Defect Notice Deadline, Buyer shall notify Seller in writing of any Adverse Environmental Condition with respect to the Oil and Gas Properties.  Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto (the “Environmental Defect Notice”) based on an estimate of the cost to Remediate the Adverse Environmental Condition.  There shall be no adjustment to the Base Purchase Price unless the aggregate Environmental Defect Values of all Adverse Environmental Conditions exceeds one percent (1%) of the Base Purchase Price (the “Environmental Defect Threshold”) (such amount being a threshold, not a deductible).  The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated amount (net to the Company’s interest) of all reasonable costs and claims necessary to Remediate the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer.  The term “Adverse Environmental Condition” means (i) the failure of the Oil and Gas Properties to be in material compliance with all applicable Environmental Laws; (ii) the Oil and Gas Properties being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future use of any portion of the Oil and Gas Properties or that require any material change in the present conditions of any of the Oil and Gas Properties; or (iii) the Oil and Gas Properties being subject to any material uncured violations of or non-compliance with any applicable Environmental Laws or any Lease or agreement.  Buyer shall be deemed to have conclusively waived (i) all Adverse Environmental Conditions not contained in an Environmental Defect Notice delivered to Seller on or before the Defect Notice Deadline, and (ii) any remedy against Seller for Adverse Environmental Conditions if the Environmental Defect Value of all Adverse Environmental Conditions do not exceed the Environmental Defect Threshold.

6.4           Rights and Remedies for Adverse Environmental Conditions.

(A)
With respect to any Adverse Environmental Conditions affecting one or more of the Oil and Gas Properties which exceed the Environmental Defect Threshold, Seller may on an property-by-property basis (i) cause Company at Seller’s expense to remediate the Adverse Environmental Conditions to Buyer’s reasonable satisfaction prior to Closing, but Seller shall have no obligation to do so, and proceed to Closing with no adjustment of the Base Purchase Price; (ii) proceed to Closing and adjust the Base Purchase Price in an amount equal to the applicable Environmental Defect Value; or (iii) deem the affected Oil and Gas Property an Excluded Asset and reduce the Base Purchase Price by the Allocated Value of the affected Oil and Gas Property (“Exclusion Adjustment”).

(B)	Buyer waives any Adverse Environmental Condition for which Buyer has received an adjustment to the Base Purchase Price in accordance with Section 6.4(A).

(C)
If Buyer delivers a valid Environmental Defect Notice to Seller and if the aggregate of the Environmental Defects claimed is less than the Environmental Defect Threshold, Buyer will be deemed to have accepted the Oil and Gas Properties “where-is, as-is” with respect to all Adverse Environmental Conditions in, on or under the Oil and Gas Properties.  The Environmental Defect Threshold is a threshold and not a deductible.  The Environmental Defect Threshold and the Title Defect Threshold are separate and distinct and operate independently.

(D)
If the aggregate value of (i) the Base Purchase Price adjustment for Adverse Environmental Conditions plus (ii) any Exclusion Adjustments in lieu of Remediating any Adverse Environmental Conditions equals or exceeds ten percent (10%) of the Base Purchase Price, either Party may terminate this Agreement and neither Party shall have any further obligation to conclude the transfer of the Oil and Gas Properties under this Agreement.

(E)
The term “Remediate” or “Remediation” means, with respect to any valid Adverse Environmental Condition, causing the Company at Seller’s expense to undertake and complete those actions and activities necessary to eliminate or correct such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above.  Seller shall promptly notify Buyer at such time as it believes that it has Remediated an Adverse Environmental Condition.  Buyer shall promptly notify Seller whether it agrees such condition is Remediated.  If Buyer fails to notify Seller of its determination with respect to such Remediation within ten (10) business days following Seller’s notice, such Adverse Environmental Condition shall be deemed Remediated.

(F)
If Seller and Buyer are unable to agree on the amount of the Environmental Defect Value within ten (10) business days after Seller’s receipt of the Environmental Defect Notice or that an Adverse Environmental Condition exists, has been Remediated or is required to be Remediated, then the dispute will be submitted to a mutually acceptable company with recognized expertise in the oil and gas environmental remediation and regulation field (the “Environmental Consultant”) whose determination shall be final and binding upon the Parties.  Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant.  Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) business days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements.  If necessary, the Closing Date shall be deferred until the Environmental Consultant has made a determination of the disputed issues with respect thereto; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the scheduled Closing Date in Section 3.1.  Once the Environmental Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section 6.4(A) Seller elects regarding each of the Oil and Gas Properties as to which the Environmental Consultant has made a determination.

6.5           Remediation by Seller.  If Seller elects to Remediate an Adverse Environmental Condition or is required by a governmental or regulatory agency to Remediate an Adverse Environmental Condition, the following will govern the Remediation:

(A)
Seller shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities.  Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Adverse Environmental Condition or Remediation and shall keep all information regarding the Adverse Environmental Condition and Remediation confidential, except in each instance to the extent required by applicable law.

(B)
Seller shall Remediate the Adverse Environmental Condition to the level agreed upon by Seller and Buyer (or failing such agreement to the level determined by the Environmental Consultant), but in no event shall Seller be required to Remediate the Adverse Environmental Condition beyond the level required by the applicable Environmental Laws, Lease or agreement in effect at the Effective Time.

(C)
Buyer shall grant and warrant access and entry to the Oil and Gas Properties after Closing to Seller and third parties conducting assessments or Remediation, to the extent and as long as necessary to conduct and complete the assessment or Remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or Remediation.

(D)
Buyer shall facilitate Seller’s ingress and egress or assessment or Remediation activities after the Closing.  Seller shall make reasonable efforts to perform the work so as to minimize disruption to Buyer’s and the Company’s business activities.

(E)	Seller shall continue Remediation of the Adverse Environmental Condition until the first of the following occurs:

(i)	the appropriate governmental authorities provide notice to Seller or Buyer that no further Remediation of the Adverse Environmental Condition is required; or

(ii)	the Adverse Environmental Condition has been Remediated to the level required by the applicable Environmental Laws, Lease or agreement, or as agreed by the Parties.

Upon the occurrence of either (i) or (ii) above, Seller shall notify Buyer that Remediation of the Adverse Environmental Condition is complete and provide a copy of the notification described in (i) above, if applicable.  Upon delivery of said notice, Seller shall be released from all liability and have no further obligations under any provisions of this Agreement in connection with an Adverse Environmental Condition.

(F)
Until Seller completes Remediation of an Adverse Environmental Condition, Seller and Buyer shall each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the Remediation of the Oil and Gas Properties.

7.           REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1           Seller’s Representations and Warranties.  Seller represents and warrants to Buyer the following as of the date of execution of this Agreement and the Closing:

(A)
Status. The Company is a limited liability company and Seller is a corporation, each duly organized, legally existing and in good standing under the laws of the State of Texas, and duly qualified to own its properties and assets and carry on its business as now being conducted.

(B)
Authority.  Each of Seller and the Company has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Seller set forth in this Agreement.

(C)
Validity of Obligations.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller and the Company, each as required under its formation documents.  This Agreement and any documents or instruments delivered by each of Seller and the Company shall constitute legal, valid and binding obligations of Seller and the Company enforceable in accordance with their terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(D)
No Violation.  The execution and delivery of this Agreement by Sellers and the Company does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any provision of the governing documents of Seller or the Company, or any statute, rule or regulation applicable to Seller or the Company or any agreement or instrument to which Seller or the Company is a party or by which it is bound, or, to Seller’s knowledge, violate, or be in conflict with any judgment, decree or order applicable to Seller or the Company or require the approval or consent of any third party.

(E)
AFE’s.  With respect to the joint, unit or other operating agreements relating to the Oil and Gas Properties, except as set forth in Schedule 7.1(E), there are no outstanding calls or payments under authorities for expenditures for payments relating to the Oil and Gas Properties which are due or which the Company has committed to make which have not been made.

(F)
Contractual Restrictions.  The Company has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Oil and Gas Properties which the Company shall be obligated to honor after Closing and make deliveries of Oil and Gas without receiving full payment therefor or pay refunds of amounts previously paid under such contracts or arrangements.

(G)
Litigation.  Except as set forth in Schedule 7.1(G), there is no suit, action or proceeding pending or, to Seller’s knowledge, threatened against Seller, the Company or the Oil and Gas Properties that could have an adverse affect upon the Company or the ownership, operation or value of any of the Oil and Gas Properties.

(H)
Permits and Consents.  The Company has (i) acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct its business and to own, use and operate the Oil and Gas Properties and its other assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents.

(I)
Broker’s Fees.  Neither the Company nor Seller has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Company or Buyer shall have any responsibility.

(J)
Taxes.   The Company has filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid and discharged, or established adequate reserves for, all taxes shown as due thereon or otherwise owed by the Company when due (including without limitation all Property Taxes, Severance Taxes, income, gross receipts, payroll, employment, excise, franchise, withholding, social security, unemployment, disability, sales, use, transfer or other taxes), and has made all required estimated tax deposits, other than such payments as are being contested in good faith by appropriate proceedings.  No taxing authority or agency is now asserting or, to the best knowledge of the Company and the Sellers, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.  The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

(K)	Material Agreements.

(i)
To the best of Seller’s and Company’s knowledge, all material contracts, leases, plans and other arrangements to which the Company is a party or by which it or its assets, including without limitation the Oil and Gas Properties, are bound or subject to, are listed on Schedule 7.1(K) (“Material Agreements”).  Seller and the Company have provided Buyer with access to true, correct and complete copies of all written Material Agreements and all amendments, modifications and supplements thereto.  All of the Material Agreements are in writing.  To the knowledge of Seller and the Company, the Company's relationships are generally satisfactory with its suppliers and vendors who are material to the conduct of the Company’s business.  The Company does not have outstanding any powers of attorney with any Person.  Each of the Material Agreements to which the Company is a signatory has been duly executed by the Company and the Company is not in breach of any Material Agreement.

(ii)
To the best of Seller’s and Company’s knowledge, the Company has performed in all material respects each material term, covenant and condition of each of the Material Agreements to which it is a party or by which it is bound, and, to the knowledge of Seller and the Company, no material event of default on the part of any other party thereto exists under any of the Material Agreements.  The Company is current on all payment obligations under all Material Agreements to which it is a party or by which it is bound.

(iii)
To the best of Seller’s and Company’s knowledge,  no event has occurred under any of the Material Agreements that would constitute a material default thereunder on the part of any other party thereto.  The consummation of the transaction contemplated by this Agreement will not result in a default, violation, termination or right to terminate under any of the Material Agreements.

(iv)
To the best of Seller’s and Company’s knowledge, each of the Material Agreements is valid, binding, enforceable and in full force and effect, unimpaired by any acts or omissions of the Company or its officers, managers and agents, and constitutes the legal and binding obligation of the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(L)
No Default.  The Company is not in default, breach or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s organizational documents; (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is now a party or by which the Company or any of its properties, business or assets is bound; (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; or (iv) any Lease.

(M)	Consents and Preferential Purchase Rights. To the best of Seller’s knowledge, Schedule 7.1(M) lists all consents and preferential purchase rights contained in the Leases or Material Agreements.

(N)	Gas Imbalances. There are no gas imbalances with respect to the Oil and Gas Properties as of the Effective Time.

(O)	Royalties. All rentals, royalties and other payments due under the Leases have been properly paid, except those amounts properly being held in suspense.

(P)
Production Sales Contracts.  There are no production sales contracts pertaining to the Oil and Gas Properties that provide for a fixed price and that cannot be cancelled at any time upon ninety (90) days (or less) prior notice.

(Q)	Calls on Production. There are no calls on production pertaining to the Oil and Gas Properties that provide for payment at less than applicable current market prices.

(R)
Compliance with Laws.  To Seller’s knowledge, the Company’s ownership and operation of the Oil and Gas Properties has been in compliance with all applicable statutes, laws, rules and regulations, except to the extent any non-compliance would not have a material adverse affect on the ownership, value or operation of the Oil and Gas Properties.

(S)
No Subsidiaries.  The Company has no subsidiaries, and does not own, directly or indirectly, any capital stock or other ownership, participation or equity interest in any corporation, partnership, limited liability company, association, joint venture or other entity , and (b) there are no outstanding contractual obligations or commitments of the Company to acquire or make any investment in any shares of capital stock or other ownership, participation or equity interest in any corporation, partnership, limited liability company, association, joint venture or other entity.

(T)
Capital Structure.  The Company has no outstanding options, appreciation rights, phantom units, profit participation or similar rights with respect to the Company. No shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. The Membership Interests are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or in violation of state or federal securities laws, and there are no preemptive rights with respect thereto. Except for the Membership Interests, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Closing Date any buy-sell agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company.  The Membership Interests constitute all of the issued and outstanding equity securities or other ownership interests of the Company.  Except for the purchase and sale of the Company Shares pursuant to this Agreement, there are no outstanding claims, options or other rights of any person to purchase from Seller, and no contracts or commitments providing for the granting of rights to acquire, any of the Membership Interests.  There are no claims pending or, to the knowledge of Seller and the Company, threatened, against the Company or Seller that concern or affect title to the Membership Interests, or that seek to compel the issuance of any securities of the Company.  There are no outstanding obligations in connection with the redemption by the Company of any of the previously issued and outstanding securities of the Company.

(U)
Title to Membership Interests.  With the exception of the liens that will be released at closing, Seller has legal, beneficial and record title to all of the Membership Interests, free and clear of any and all liens, restrictions, options, voting trusts or agreements, proxies, encumbrances, interests, claims or charges of any kind whatsoever and all such Membership Interests are validly issued, fully paid and nonassessable.  Seller has or will have at the Closing physical custody of any certificates evidencing all of the Membership Interests.  At Closing, Buyer will acquire good and defensible title to the Membership Interests, free and clear of any and all liens, restrictions, options, voting trusts or agreements, proxies, encumbrances, claims, interests or charges of any kind.

(V)
Title to and Condition of Non-Oil and Gas Properties.  The Company does not have, and has not ever had, any assets other than the Oil and Gas Properties and the Records.  The Records are free and clear of all liens, claims and other encumbrances, have been maintained in accordance with industry standards and are not subject to any restrictions with respect to the transferability thereof.

(W)
Oil and Gas Properties.  Subject to the title review process set forth in Article 5, the Company has Good and Defensible Title to the Oil and Gas Properties.  There is no pending condemnation or similar proceeding affecting the Oil and Gas Properties or any portion thereof, and, to the knowledge of Seller and the Company, no such action is presently threatened. All oil and gas leases and agreements constituting a part of the Oil and Gas Properties are valid and subsisting, in full force and effect and, to the knowledge of Seller and the Company there exists no default or event or circumstances which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement which would materially interfere with the operation, value or use of the Company's assets or properties. The Company has performed in all material respects each material term, covenant and condition of each of the Leases.

(X)
Financial Statements.  The Company and Sellers have provided to Buyer true and complete copies of the unaudited balance sheets of the Company as of December 31, 2006 and 2007 and as of June 30, 2008, and the related unaudited statements of operations and changes in Members’ equity for the two fiscal years and six month period then ended (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared utilizing generally accepted accounting principles in the United States consistently applied; (ii) present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the results of its operations for the periods then ended; and (iii) are consistent with the books and records of the Company, which books and records are true, correct and complete in all material respects.

(Y)
No Undisclosed Liabilities.  At Closing, the Company will have no debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable or otherwise, except for (i) liabilities or obligations incurred in the ordinary course of business which, individually or in the aggregate would not have a material adverse effect on the Company, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby, or (iii) liabilities or obligations disclosed in the Financial Statements.

(Z)
No Material Changes.  Since June 30, 2008 the Company has conducted its business only in the ordinary course consistent with past practices and there has not been: (a) any amendment or change in the organizational documents or equity securities of the Company, (b) any repurchase, redemption or other acquisition by the Company of any securities of, or other ownership interests in the Company, (c) any change in any method of accounting or accounting practice or any tax method, practice or election by the Company, (d) any sale, assignment or other disposition of any material asset, (e) any commitment or dispute that would reasonably be expected to have a material adverse effect on the Company, (f) any material adverse change in the financial condition, operations, assets, liabilities or business of the Company or any material change in the general and administrative expenses of the Company; (g) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Company’s capital stock or other equity securities, (h) any labor or employment dispute of whatever nature or any bonuses paid or material change in employee compensation or benefits, (i) any investment or loan made by the Company, (j) any lien, claim or other encumbrance (except Permitted Encumbrances) created on any asset of the Company, (k) any indebtedness incurred by the Company, (l) any transaction with any Affiliate of the Company, (m) any material transaction or agreement entered into or amended by the Company, (n) any action which would have been prohibited under Sections 9.1 and 9.2 hereof, (o) any discharge or satisfaction of any lien, claim or other encumbrance or payment of  any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices, (p) any delay or postponement in the payment of accounts payable or other liabilities (except those disputed consistent with industry practices), (q) any issuance, sale, or other disposition of any membership interests or other securities of the Company or any grant of any rights or options to purchase or obtain (including upon conversion, exchange, or exercise) any securities of the Company, (r) any action to make or commit to make any single (or series of related) capital expenditure in excess of $50,000, (s) any agreements entered into with respect to any hedging transaction which remains open, (t) any material damage, destruction, or loss, whether or not covered by insurance, affecting any material assets or properties of the Company, (u) any default, or event which with the lapse of time or giving of notice would constitute a default, of the Company under any indebtedness or other obligation of the Company, or (v) any other event or condition known to the Company or Seller that might have a material adverse effect on the Company.

(AA)
Insurance.  The Company has in full force and effect the liability and casualty insurance, and workers compensation, as described in Schedule 7.1(AA).  The Company is not in default in any material respect with respect to such insurance policies, and the Company has not failed to give any notice or present any claim under any policies in due and timely fashion.  All insurance claims currently pending or made within two years prior to the date hereof are described on Schedule 7.1(AA).

(BB)
Bank Accounts.  All bank or other financial institution accounts of the Company are described in Schedule 7.1(BB), and such Schedule also lists all persons with check writing authority on behalf of the Company.

(CC)
Employees.  The Company does not have and has not ever had any employees, and does not have and has not ever had (1) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (2) any other employee benefit agreement or arrangement that is not an ERISA plan, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, flexible benefit plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement.

(DD)	Environmental Compliance. To the knowledge of Seller and Company, subject to the environmental assessment procedure set forth in Article 6,

(i)
the Company has complied in all material respects with all Environmental Laws, and there is no existing action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice filed, commenced or, to the knowledge of Seller and the Company, threatened against the Company or any of its assets which: (a) asserts or alleges that the Company violated any Environmental Laws; (b) asserts or alleges that the Company is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous materials; or (c) asserts or alleges that the Company is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous materials;

(ii)
without limiting the generality of the foregoing, to the knowledge of Seller and the Company, each of the Company and its Affiliates has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, Environmental Laws;

(iii)
there are no conditions existing currently which would subject the Company to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company;

(iv)
the Company is not subject to any judgment, order or citation related to or arising out of any Environmental Laws and is not, and has not been, named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Laws;

(v)
there are no agreements with any person pursuant to which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

(vi)	the Company has provided Buyer copies of all environmental audits, assessments or other evaluations, if any, of the Company or any of its assets, properties or business operations.

(EE)
Related Party Transactions.  At Closing there will be no existing business arrangements,  between the Company and Seller, the officers or managers of the Company, or any of their respective Affiliates.  Schedule 7.1(EE) contains a description of all transactions between the Company and any such persons since January 1, 2006.   Other than the Material Agreements, there are no material continuing obligations owing from the Company to any third Person created by any of Seller, officers or managers of the Company nor any of their Affiliates.  None of Seller, officers or managers of the Company, nor any of their respective Affiliates, owns any material asset, tangible or intangible, which will be used in the operation of the business of the Company.

(FF)
Payout Balances.  The Payout Balance for any Well is properly reflected on Schedule 7.1(FF) as of the respective dates shown thereon.  “Payout Balance(s)” means the status, as of the dates of the Company's calculations, of the recovery by the Company or a third party of a cost amount specified in the contract relating to a Well out of the revenue from such Well where the net revenue interest of the Company therein will be increased or reduced when such amount has been recovered.

(GG)	Hedging Transactions. There are no outstanding hedging transactions affecting the Company or the Oil and Gas Properties.

(HH)
Books and Records.  All books, records and files of the Company (including the Records and those pertaining to the production, gathering, transportation and sale of Oil and Gas, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained on a consistent basis in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect in all material respects the ownership, use, enjoyment and operation by the Company of its assets.

(II)
Non-Competition Commitments.  There are no agreements or arrangements that will be binding on the Company after Closing that limit the ability of the Company to compete in any line of business or with any person in any geographical area, except customary area of mutual interest provisions that cover properties in the immediate vicinity of the lands subject to such agreements, which are described on Schedule 7.1(II).

(JJ)
Previously Owned Properties.  To the knowledge of Seller and the Company, the Company does not have any obligations or liabilities, contingent or otherwise, with respect to any properties previously owned or leased by Company, but not currently owned or leased, except for such matters that would not reasonably be expected to have a material adverse effect on the Company or the Oil and Gas Properties.

7.2           Scope of Representations of Seller.

(A)
Information About the Oil and Gas Properties.  Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer regarding the Oil and Gas Properties, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, representative, partner, member, beneficiary, owner or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset.  EXCEPT AS SET FORTH IN ARTICLE 7 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE OIL AND GAS PROPERTIES; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE OIL AND GAS PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE OIL AND GAS PROPERTIES; (vi) THE ENVIRONMENTAL CONDITION OF THE OIL AND GAS PROPERTIES; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY OIL AND GAS PROPERTY; (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE OIL AND GAS PROPERTIES; AND, (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO REGARDING THE OIL AND GAS PROPERTIES.  ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER REGARDING THE OIL AND GAS PROPERTIES ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

(B)
Independent Investigation.  Buyer agrees that it has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Oil and Gas Properties and the transaction contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of the Company’s Oil and Gas reserves attributable to the Oil and Gas Properties and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Oil and Gas Properties).  Buyer agrees that it has had, or will have prior to Closing, access to all information necessary to perform its investigation and has not relied and will not rely on any representations by Seller other than those expressly set forth in this Agreement.

8.           REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1           Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller as follows as of the date hereof and the Closing:

(A)	Status. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(B)	Authority. Buyer has the power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)
Validity of Obligations.  The consummation of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s partnership agreement or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing).  This Agreement and the documents executed and delivered by Buyer in connection with the Closing shall constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(D)
Qualification and Bonding.  Buyer or its Affiliate which will operate the Oil and Gas Properties is, or will be on the Closing Date, in compliance with the bonding and liability insurance requirements of all applicable state or federal laws or regulations that could affect its ability or authority to operate the Oil and Gas Properties.

(E)
Non-Security Acquisition.  Buyer intends to acquire the Membership Interests for its own benefit and account and is not acquiring the Membership Interests with the intent of distributing such interests such as would be subject to regulation by federal or state securities laws, and if, in the future, it should sell, transfer or otherwise dispose of the Membership Interests, it will do so in compliance with any applicable federal and state securities laws.

(F)
Evaluation.  By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Membership Interests from Seller and has formed an opinion based solely upon Buyer’s knowledge and experience and not upon any representations or warranties by Seller except those set forth herein.

(G)	Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing.

(H)
Broker’s Fees.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Seller shall have any responsibility.

9.           CERTAIN AGREEMENTS OF SELLER.  Seller and the Company agree and covenant that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

9.1           Maintenance of Oil and Gas Properties.  From the Effective Time until Closing, Seller and the Company agree that they and their Affiliates shall:

(A)	Administer and operate the operated Oil and Gas Properties in a good and workmanlike manner and in accordance with the applicable operating agreements.

(B)	Not introduce any new methods of management, operation or accounting with respect to any or all of the Oil and Gas Properties.

(C)
Use commercially reasonable efforts to maintain and keep the Oil and Gas Properties in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon the Company with respect to the Oil and Gas Properties, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

(D)
Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding Ten Thousand Dollars ($10,000.00), net to the working interest of the Company, for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).

(E)
Not voluntarily relinquish the Company’s or its Affiliate’s position as operator to anyone other than Buyer with respect to any of the operated Oil and Gas Properties or voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by regulation.

(F)
To the extent known to Seller or the Company, provide Buyer with prompt written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Oil and Gas Properties; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Oil and Gas Properties.

9.2           Conduct of Business of the Company.

(A)
Ordinary Course.  During the period from the date of this Agreement to the Closing Date (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall, and Seller shall use best efforts to cause the Company to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, vendors, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing or the requirements or restrictions set forth in Section 9.1, prior to the Closing Date the Company will not, and Seller will not, without the prior written consent of Buyer, permit or allow the Company to:

(i)	purchase, redeem or otherwise acquire or divest any membership interests or other securities of the Company or any rights, warrants or options to acquire any such interests or other securities;

(ii)
issue, deliver, sell, pledge, dispose of or otherwise encumber any of its equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such equity securities;

(iii)	amend the Company’s organizational documents;

(iv)
acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof, or (b) any assets that would be material, individually or in the aggregate, to the Company;

(v)
except for Permitted Encumbrances, sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except (a) the sale of Oil and Gas in the ordinary course of business consistent with past practice, or (b) other transactions involving not in excess of  $50,000.00 in the aggregate;

(vi)
(a) incur any new indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (b) make any loans, advances or capital contributions to, or investments in, any other person;

(vii)	make or incur capital expenditures in the aggregate in excess of $50,000;

(viii)	make any material election relating to taxes or settle or compromise any material tax liability;

(ix)
pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of liabilities reflected or reserved against in the most recent Financial Statement (as of June 30, 2008);

(x)	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xi)
adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xii)	enter into or amend any material contract, agreement or lease, including any collective bargaining agreement;

(xiii)	change any accounting principle used by it, except for changes conforming to the Internal Revenue Code and to regulations and other pronouncements promulgated by the United States Treasury;

(xiv)
settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (a) of litigation where the amount paid in settlement or compromise does not exceed $50,000.00, or (b) in consultation and cooperation with Buyer, and, with respect to any such settlement, with the prior written consent of Buyer;

(xv)
approve any authority for expenditure (AFE) or otherwise make any commitment which might require the Company to make any capital expenditure or incur any expense other than ordinary operating expenses within industry standards; or

(xvi)	authorize any of, or commit or agree to take any of, the foregoing actions.

9.3           Records and Audit Rights.  Seller shall have the right to make and retain copies of the Records as Seller may desire prior to the delivery of the Records to Buyer.  Buyer, for a period of seven (7) years after the Closing Date, shall make available to Seller (at the location of such Records in Buyer’s organization) access to such Records as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours; provided, however, that Buyer shall not be liable to Seller for the loss of any Records by reason of clerical error or inadvertent loss or destruction of Records.

Seller agrees to make available to Buyer prior to and for a period of twelve (12) months following Closing any and all existing information and documents in the possession of Seller that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits.  Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and for twelve (12) months following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit of any financial statements of the Company that Buyer or any of its Affiliates requires to comply with their tax and financial reporting requirements, and their review of any interim quarterly financial statements of the Company that Buyer requires to comply with such reporting requirements.  Seller’s cooperation will include (i) such reasonable access to Seller’s employees who were responsible for preparing the financialstatements and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit in accordance with generally accepted auditing standards, and (ii) delivery of one or more customary representation letters (in substantially the form previously approved by Seller and Buyer) from Seller to Buyer’s Auditor that are requested by Buyer to allow such auditors to complete an audit (or review of any interim quarterly financials), and to issue an opinion that in Buyer’s experience is acceptable with respect to an audit or review of those financialstatements required pursuant to this Section.  Buyer will reimburse Seller, within three (3) business days after demand therefor, for any reasonable out-of-pocket and overhead costs with respect to any costs incurred by Seller in complying with the provisions of this Section.

9.4           Reasonable Efforts; Notification.

(A)
Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise provided in this Section 9.4, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authorities vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer shall be under any obligation to take any action to the extent that the governing body of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of fiduciary obligations under applicable law.

(B)
Notification.  The Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Seller and the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

9.5           Payment of Indebtedness.  Seller will cause all indebtedness owed to the Company by Seller or any Affiliate of Seller, if any, to be paid in full prior to Closing.

9.6           Insider Debt and Liabilities.  All debt, obligations and liabilities, if any, owed by the Company to Seller and its Affiliates shall be deemed paid and cancelled at Closing.  Seller agrees to and agrees to cause its Affiliates to waive and release the Company, from any and all such debts, liabilities and obligations, by executing and delivering a release at Closing in a form acceptable to Buyer (collectively, the "Releases").  Seller shall deliver any documents evidencing such debt, if any, marked paid, to Buyer at Closing.

9.7           Operation of Oil and Gas Properties.  Seller shall cause the transfer all operations of the Oil and Gas Properties to Buyer or Buyer’s designee effective as of Closing.

10.           CERTAIN AGREEMENTS OF BUYER.  Buyer agrees and covenants that unless Seller shall have consented otherwise in writing, the following provisions shall apply:

10.1           Plugging Obligation.  Upon consummation of the Closing, the Company and Buyer shall perform all necessary and proper plugging and abandonment of all Wells and all surface restoration and reclamation required by law or the Leases, in each case to the extent the same relate to the Oil and Gas Properties.

10.2           Plugging Bond.  The Company, Buyer or Buyer’s Affiliate shall post, prior to Closing, the necessary bonds or letters of credit as required by the state in which the Leases are located for the plugging of all Wells, and provide Seller with a copy of same, and provide proof satisfactory to Seller that the applicable state has accepted such bonds or letters of credit as sufficient assurance to cover the plugging of all Wells and related matters.  Further, Buyer shall provide to Seller copies of the approval by any applicable regulatory agencies concerning change of operatorship of the Oil and Gas Properties if Buyer or Buyer’s Affiliate is duly elected Operator.

10.3           Seller’s Logos.  Commencing no later than sixty (60) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks on the Oil and Gas Properties used by Seller, and all variations and derivatives thereof and logos relating thereto, and shall not thereafter make any use whatsoever of such names, marks and logos.

10.4           Like-Kind Exchanges.  Each Party consents to the other Party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange.  However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not release either Party from any of their respective liabilities and obligations to each other under the Agreement.  Each Party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.  The electing Party shall indemnify and hold harmless the non-electing Party from and against all claims, expenses (including reasonable attorney’s fees and court costs) and liabilities resulting from any such like-kind exchange.

11.           CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.  All obligations of Buyer under this Agreement are, at Buyer’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1           No Litigation.  At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

11.2           Representations and Warranties.  All representations and warranties of Seller and the Company contained in this Agreement shall be true in all material respects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller and the Company shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller and the Company at or prior to the Closing.

11.3           Operations.  Operations of the Oil and Gas Properties shall have been transferred to Buyer or Buyer’s designee.

11.4           Due Diligence.  Buyer’s due diligence review of the Company and its properties, books and records and operations shall not have identified any issue, contingency or other matter which could have a material adverse effect on the Company or its assets.

11.5           Releases.  Seller and any of its Affiliates involved in transactions with the Company shall have executed and delivered the Releases to Buyer so long as said Releases comply with the terms of this Agreement.

11.6           Release of Indebtedness and Liens.  All indebtedness of the Company shall have been paid in full and discharged and all of its assets shall have been released from all liens, security interests and other encumbrances.

12.           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.  All obligations of Seller under this Agreement are, at Seller’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

12.1           No Litigation.  At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.2           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

13.           TERMINATION.

13.1           Causes of Termination.  This Agreement and the transactions contemplated herein may be terminated:

(A)	At any time by mutual consent of the Parties.

(B)
By either Party as provided in Sections 5.4(C) and 6.4(D) pertaining to Title Defects  and Adverse Environmental Conditions, respectively, and by Buyer as provided in Section 5.5(B) pertaining to preferential purchase rights.

(C)	By Buyer if, on the Closing Date, any of the conditions set forth in Article 11 hereof shall not have been satisfied or waived.

(D)	By Seller if, on the Closing Date, any of the conditions set forth in Article 12 hereof shall not have been satisfied or waived.

(E)	By Seller or Buyer if Closing has not occurred on or before October 31, 2008.

(F)
Notwithstanding anything contained herein, a Party shall not have the right to terminate this Agreement pursuant to clause (C), (D) or (E) above if such Party is at such time in material breach of any provision of this Agreement.

13.2           Effect of Termination.

(A)
Buyer’s Breach.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close and is not in material breach of this Agreement, Seller shall have the right to terminate this Agreement and retain the Deposit, together with interest thereon, as liquidated damages.  Buyer’s failure to close shall not be considered wrongful if (i) conditions to Buyer’s obligation to close under Article 11 are not satisfied through no fault of Buyer and are not waived, or (ii) Buyer has terminated this Agreement as of right under Section 13.1.  The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have for Buyer’s failure to close.

(B)
Seller’s Breach.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close and is not in material breach of this Agreement, Buyer may terminate this Agreement, in which event Seller will return the Deposit, together with interest thereon, to Buyer immediately after the determination that the Closing will not occur.  If Buyer elects not to terminate this Agreement upon any such breach by Seller, Buyer shall retain all legal remedies for Seller’s breach of this Agreement, including, without limitation, specific performance of this Agreement.  Seller’s failure to close shall not be considered wrongful if (i) conditions to Seller’s conditions to close under Article 12 are not satisfied through no fault of Seller and are not waived; or (ii) Seller has terminated this Agreement as of right under Section 13.1.

(C)
Termination Pursuant to Section 13.1.  If Buyer or Seller terminates this Agreement pursuant to Section 13.1 in the absence of a breach by the other Party, Seller shall return the Deposit and all accrued interest thereon to Buyer and neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement.  If Buyer or Seller terminates this Agreement pursuant to Section 13.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

(D)
Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of this Article 13 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and, except as provided in this Article 13, for the indemnities provided for in Sections 6.2(B) and 14.3, any breach of this Agreement prior to such termination and any continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the other hereunder.  Upon termination, Buyer agrees to return to Seller or destroy all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations of the Assets.

14.           INDEMNIFICATION.

14.1           Indemnification by Seller.  UPON CLOSING, SELLER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, THE COMPANY, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE OWNERS, PARTNERS, MEMBERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OTHER REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING:

(A)
MISREPRESENTATIONS.  ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE BREACH BY SELLER OR THE COMPANY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OR THE COMPANY OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

(C)
OWNERSHIP AND OPERATION.  ALL LOSSES ARISING FROM THE COMPANY’S BUSINESS OR THE OWNERSHIP OR OPERATION OF THE COMPANY AND THE OIL AND GAS PROPERTIES PRIOR TO THE EFFECTIVE TIME DIRECTLY ASSOCIATED WITH THE FOLLOWING MATTERS:

(i)	DAMAGES TO PERSONS OR PROPERTY, OR DEATH, FOR CLAIMS ASSERTED BY ANY THIRD PARTY AND ACCRUING PRIOR TO THE EFFECTIVE TIME;

(ii)	THE VIOLATION BY THE COMPANY OR ITS AFFILIATES OF THE TERMS OF ANY AGREEMENT BINDING UPON THE COMPANY OR ITS AFFILIATES;

(iii)	CLAIMS AGAINST THE COMPANY OR ITS AFFILIATES BY CO-OWNERS, PARTNERS, JOINT VENTURERS AND OTHER PARTICIPANTS IN THE WELLS;

(iv)	THE IMPROPER PAYMENT OF ROYALTIES, RENTALS AND SIMILAR PAYMENTS BY THE COMPANY OR ITS AFFILIATES UNDER THE LEASES PRIOR TO THE EFFECTIVE TIME;

(v)	THE LITIGATION MATTERS SET FORTH ON SCHEDULE 7.1(G);

(vi)	AD VALOREM, PROPERTY, SEVERANCE, FRANCHISE, INCOME, PAYROLL AND OTHER TAXES ATTRIBUTABLE TO THE PERIOD OF TIME PRIOR TO THE EFFECTIVE TIME;

(vii)
ANY CONTAMINATION OR CONDITION THAT IS THE RESULT OF ANY OFF-SITE DISPOSAL BY THE COMPANY OR ITS AFFILIATES OF ANY POLLUTANTS, CONTAMINANTS OR HAZARDOUS MATERIAL ON, IN OR BELOW ANY PROPERTIES NOT INCLUDED IN THE ASSETS PRIOR TO THE EFFECTIVE TIME;

(viii)
COSTS AND EXPENSES RELATING TO THE OWNERSHIP OR OPERATION OF THE OIL AND GAS PROPERTIES THAT ARE UNPAID AS OF THE CLOSING DATE AND THAT ARE ATTRIBUTABLE TO THE PERIOD OF TIME PRIOR TO THE EFFECTIVE TIME;

(ix)	ALL LOSSES RELATING TO ANY OF THE EXCLUDED ASSETS OR EXCLUDED LIABILITIES OR THE ASSIGNMENT THEREOF.

(D)	Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:

(i)
Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period (as defined below) applicable to such Loss.  Any Loss for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Liability.  The “Survival Period” applicable to Losses shall mean:

(1)	With regard to a breach of representations and warranties contained in Sections 7.1(A), (B), (C), (D), (G), (J), (O), (S) (T), (U) and (EE) for an indefinite period following the Closing;

(2)	With regard to a breach of all of the other representations and warranties by Seller in this Agreement for a period of one (1) year following the Closing;

(3)	With regard to a breach of a covenant by Seller, for a period or one (1) year following the Closing; and

(4)	With regard to the matters covered by Section 14.1 (C), for one year following the Closing.

(ii)
Seller shall have no liability or obligation for any Losses, unless and until and only to the extent that the aggregate Losses for which Buyer is entitled to recover under this Agreement exceeds three percent (3%) of the Base Purchase Price (the “Indemnity Deductible”) (such amount being a deductible and not a threshold).

(iii)
The amount of Losses required to be paid by Seller to indemnify Buyer pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer pursuant to the terms of the insurance policies (if any) covering such claim and any tax benefits received by Buyer.

(iv)
Except as specifically provided in Section 14.1(C), Seller’s indemnification obligations shall not cover any liabilities, duties and obligations relating to properly plugging and abandoning wells, restoring and reclaiming the surface, removal of all pipelines, equipment, and related facilities now or hereafter located on the Oil and Gas Properties, and cleaning up, restoring and Remediation of the Oil and Gas Properties in accordance with the Environmental Laws and the relevant Leases, or any other violation or claimed violation of Environmental Laws (including but not limited to the payment of fines, penalties, monetary sanctions or other civil liabilities) or the presence, disposal, release or threatened release of any hazardous substance or hazardous waste from the Oil and Gas Properties into the atmosphere or into or upon land or any water course or body of water, including groundwater, whether or not attributable to the Company’s activities or the activities of third parties.  All such matters are covered exclusively by Article 6 of this Agreement.

14.2           Indemnification by Buyer.  UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER’S GROUP FROM AND AGAINST THE FOLLOWING:

(A)	MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

(C)	POST-CLOSING LIABILITIES. ALL LOSSES ARISING FROM THE OWNERSHIP AND OPERATION OF THE OIL AND GAS PROPERTIES AFTER THE CLOSING DATE.

14.3           Physical Inspection.  BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER’S GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE OIL AND GAS PROPERTIES,

INCLUDING (A) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, COSTS OR EXPENSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER’S GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER’S GROUP OR THIRD PARTIES.  THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER’S GROUP FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SELLER’S GROUP’S SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER’S GROUP.

14.4           Notification.  As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14.  Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted.  In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party.  If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied.  An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense.  Subject to the foregoing provisions of this Article 14, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party.  The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

15.           TAX MATTERS.

(A)
Except as otherwise expressly provided in this Agreement, the parties agree that (i) Seller will be responsible for and will pay all taxes attributable to or arising from the ownership, sale, or other disposition of the Membership Interests on or prior to the Effective Time, including the transaction contemplated hereby, and all taxes attributable to or arising from the operation of the Company and its assets prior to the Effective Time, and Buyer may invoice Seller for any such taxes not accounted for in the Purchase Price adjustments set forth herein and Seller shall pay the amount of such invoice within thirty (30) days thereof, (ii) Buyer will be responsible for and will pay all taxes attributable to or arising from the ownership of the Membership Interests after the Effective Time, and (iii) the Company will be responsible for and will pay all taxes attributable to or arising from the operation of its business and its assets after the Effective Time, as such taxes become due and payable.  Any party which pays any taxes for which the other party is responsible will be entitled to prompt reimbursement upon presentation of evidence of such payment.  The foregoing shall not effect or limit any liability or indemnification related to any breach of representation, warranty or covenant of Seller or the Company set forth herein.

(B)
Seller shall cause to be prepared (subject to Buyer’s review and approval) any and all tax returns which are required to be filed for, by, on behalf of, or with respect to, the Company for any period before June 30, 2008, including any tax return required for any short tax year ending as of the Effective Time.

(C)
Seller (at Seller’s sole risk, cost and expense) shall have the right to control the conduct of any audit, examination, investigation or administrative, court or other proceeding in connection with any taxing period, tax return or other tax matter (a "Tax Contest") related to the Membership Interests arising out of or with respect to any period on or before the Effective Time.  Buyer shall have the right (at Buyer's sole cost, risk and expense) to control the conduct of any Tax Contest related to the Membership Interests arising or with respect to any period after the Effective Time.  Buyer and the Company shall have the right to control the conduct of any Tax Contest related to the Company whether arising or with respect to any period prior to or after the Effective Time.  If either party hereto or any of their Affiliates receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened Tax Contest which pertains to any period for which the other party has the right of control under this Section 15(e), the receiving party shall promptly notify the other parties hereto of such communication.

(D)
In connection with the preparation of any tax return or with respect to any Tax Contest, each of the parties hereto shall grant or cause to be granted to the other parties or such parties' representatives, access at all reasonable times during normal business hours and following reasonable notice to all information, books and records relating to the Company within its possession or control, including the right to make copies thereof to the extent reasonably necessary in connection with the rights and responsibilities for the tax matters set forth herein, and shall furnish such assistance and cooperation as may be reasonably requested in connection therewith.

16.           MISCELLANEOUS.

16.1           Casualty Loss.

(A)
An event of casualty means volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a “Casualty”).  A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

(B)
If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of any of the Oil and Gas Properties (“Casualty Loss”), (i) Seller shall retain such Oil and Gas Property and such Oil and Gas Property shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.4 hereof, or (ii) at the Closing, Seller shall assign to Buyer or the Company, at Buyer’s election, the right to receive all insurance proceeds or other sums payable to Seller or its Affiliates by reason of such Casualty Loss, the Base Purchase Price shall not be adjusted by reason of such payment, and the affected Oil and Gas Property will continue to be owned by the Company.  In the event a Casualty Loss results in a five percent (5%) or greater reduction in the value of an affected Oil and Gas Property, Buyer shall have the right to exclude such Oil and Gas Property from this transaction, receive a reduction of the Base Purchase Price based on the Allocated Value of such Oil and Gas Property, and the Company shall transfer the affected Oil and Gas Property to Seller or Seller’s designee as an Excluded Asset.

(C)
For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect as set forth in Section 5.4.

16.2           Confidentiality.

(A)
Prior to Closing, to the extent not already public, Buyer shall not disclose to any party that it is conducting negotiations with Seller or has entered into this Agreement other than as expressly provided herein or as permitted in the confidentiality agreement executed by Buyer in Seller’s favor prior to the execution of this Agreement, which shall continue to apply until the Closing and thereafter in the event of termination of this Agreement prior to the Closing. Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the “Confidential Information”).  Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential. Notwithstanding the foregoing, Seller understands that Buyer has public reporting obligations that may require public announcement of certain information relating to this Agreement.  Seller and Buyer shall consult with each other with regard to all publicity and other releases at or prior to the Closing concerning this Agreement and the transaction contemplated hereby and, except as provided herein or as required by applicable law or other applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party, such consent not to be unreasonably withheld.

(B)
In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Seller or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

(C)
The undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties.  Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

16.3           Notices.  Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by facsimile addressed to the Party for whom intended at the following addresses:

SELLER:

Cano Petroleum, Inc.
801 Cherry Street, Unit 25, Suite 3200
Fort Worth, Texas 76102
Attn: Phillip Feiner
Tel: (817) 698-0900
Fax: (817) 698-0763

BUYER:

Legacy Reserves Operating LP
303 West Wall, Suite 1400
Midland, Texas 79701
Attn:                      Mr. Steven H. Pruett
Tel:           (432) 689-5200
Fax:           (432) 689-5299

or at such other address as any of the above shall specify by like notice to the other.

16.4           Press Releases and Public Announcements.  Buyer and Seller are permitted to issue a press release and filing on Form 8-K with the Securities and Exchange Commission related to the present transaction.  Notwithstanding the foregoing, no press release or any public announcement shall identify the principals of Buyer or Seller without the other party’s prior written consent, which consent shall not be unreasonably withheld.

16.5           Compliance with Express Negligence Test.  THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE) OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

16.6           Governing Law.  This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.  All disputes related to this Agreement shall be submitted exclusively to the jurisdiction of the courts of the State of Texas.

16.7           Exhibits.  The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

16.8           Fees and Expenses.  Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

16.9           Assignment.  This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify transfer of the Assets as a “like-kind” exchange for federal tax purposes as provided in Section 10.4.  Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

16.10                      Entire Agreement.  This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

16.11                      Severability.  In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

16.12                      Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

16.13                      Time of the Essence.  The parties recognize and agree that time is of the essence of this Agreement.

16.14                      Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same upon execution of a counterpart by all Parties, whether or not all such Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement but each counterpart shall be considered an original.

Executed as of the day and year first above written.

SELLER: CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer

PANTWIST, LLC

By:	/s/ Benjamin Daitch
Benjamin Daitch
Vice President and Chief Financial Officer

BUYER: LEGACY RESERVES OPERATING LP By: Legacy Reserves Operating GP LLC, Its General Partner By: Legacy Reserves LP Its sole member By: Legacy Reserves GP LLC, Its General Partner

By:	/s/ Steven H. Pruett
Steven H. Pruett
President & Chief Financial Officer